EXHIBIT 4.17

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 1, 2010

THIS SECOND SUPPLEMENTAL INDENTURE to the Indenture referred to below is dated as of March 1, 2010 (this “Second Supplemental Indenture”) between CENTRAL ILLINOIS PUBLIC SERVICE COMPANY, an Illinois corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as successor trustee to The Bank of New York (the “Trustee”).

The Company and the Trustee are parties to an Indenture, dated as of December 1, 1998 (the “Indenture”), providing, among other things, for the issuance from time to time of the Company’s Notes.

The Indenture was supplemented by the First Supplemental Indenture dated as of June 14, 2006.

$60,000,000 aggregate principal amount of the Company’s 6.125% Senior Notes due 2028 were authenticated and delivered pursuant to the Company Order dated December 22, 1998 and remain outstanding as of the date hereof.

$150,000,000 aggregate principal amount of the Company’s 6.625% Senior Notes due 2011 were authenticated and delivered pursuant to the Company Order dated June 13, 2001 and remain outstanding as of the date hereof.

$61,500,000 aggregate principal amount of the Company’s 6.70% Senior Secured Notes due 2036 were authenticated and delivered pursuant to the Company Order dated June 14, 2006 and remain outstanding as of the date hereof.

Pursuant to Section 13.01 of the Indenture, the Company, when authorized by Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture for one or more of the purposes set forth in such Section 13.01 without the consent of the Holders of any of the Notes at the time outstanding, including to make such provision in regard to matters or questions arising under the Indenture as may be necessary or desirable, and not inconsistent with the Indenture or prejudicial to the interests of the holders in any material respect, for the purpose of supplying any omission, curing any ambiguity, or curing, correcting or supplementing any defective or inconsistent provision.

The Company has directed the Trustee to execute and deliver this Second Supplemental Indenture in accordance with the terms of the Indenture.

All things necessary to make this Second Supplemental Indenture the legal, valid and binding obligation of the Company have been done.

In consideration of the foregoing premises, the parties mutually agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

DEFINITIONS

Section 1.1             Definitions. Except as otherwise defined herein, capitalized terms defined in the Indenture are used herein as therein defined.

ARTICLE II

AMENDMENT TO INDENTURE

Section 2.1             Amendments to Section 6.07(a) of the Indenture. On and after the date hereof, Section 6.07(a) of the Indenture shall be amended (A) by adding the following parenthetical at the end of clause (ii) of such section: “(which Liens may extend to Operating Property acquired, constructed, developed, repaired, altered or improved after such merger, consolidation, sale, lease or disposition if required by the terms of the mortgage, security agreement or other instrument creating such Lien; provided that such Liens may not extend to Operating Property owned by the Company immediately prior to such merger, consolidation, sale, lease or disposition)”; and (B) by adding the following parenthetical after the words “for any such purpose” in clause (iii) of such section: “(including the costs of incurring such Debt)”.

Section 2.2             Receipt by Trustee. In accordance with Section 13.05 of the Indenture, the parties acknowledge that the Trustee has received an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that this Second Supplemental Indenture complies with the requirements of Article XIII of the Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.1             Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Second Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.2             Governing Law. This Second Supplemental Indenture shall be governed by and deemed to be a contract under, and construed in accordance with, the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of law principles thereof.

Section 3.3             Ratification of Indenture; Second Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Second Supplemental Indenture.

Section 3.4             Multiple Originals. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 3.5             Headings. The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.6             Trustee. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

Central Illinois Public Service Company

By:		/s/ Jerre E. Birdsong
	Name:	Jerre E. Birdsong
	Title:	Vice President and Treasurer

The Bank of New York Mellon Trust Company, N.A.,
as Trustee

By:		/s/ Mary E. Marler
	Name:	Mary E. Marler
	Title:	Vice President